Exhibit 10.3

SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS SECOND AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is effective as of [•] (the “Effective Date”) and is made by and between United Natural Foods, Inc., a Delaware corporation (the “Company”), and             (“Employee”). This Agreement amends and restates in its entirety that certain Amended and Restated Severance Agreement by and between the Company and the Employee dated as of [•] (the “Original Agreement”). From and after the date hereof, the Original Agreement shall be terminated and of no further force and effect.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his or her employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:

1.                                   Defined Terms. The following terms shall have the following definitions:

(a)              the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)              the term “Cause” shall mean the termination of the Employee’s employment with the Company or any Affiliate due to (i) conviction of Employee under applicable law of (A) any felony or (B) any misdemeanor involving moral turpitude, (ii) unauthorized acts intended to result in Employee’s personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee’s duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or (iv) material breach of Sections 5(a) and (b) of this Agreement; provided however, that in the case of circumstances described in this definition, the nature of the circumstances shall be set forth with reasonable particularity in a written notice to the Employee approved by a majority of the membership of the Board of Directors of the Company, and the Employee shall have twenty (20) business days following delivery of such written notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors of the Company, susceptible to a cure and provided further that delivery of such written notice shall have been approved by a majority of the members of the Board of Directors of the Company.

(c)               the term “Disability” shall have the meaning set forth in the then current Company-sponsored disability plan applicable to the Employee (the “Benefit Plan”), and no Disability shall be deemed to occur under the Benefit Plan until the Employee meets all applicable requirements to receive benefits under the long term disability provisions of such Benefit Plan; provided, however, in the event that the Benefit Plan does not provide long term disability insurance benefits then the Employee’s employment hereunder cannot be terminated for Disability and any termination of the Employee during such a period shall constitute a termination by the Company without Cause.

(d)           the term “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s duties as of the date hereof, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a material reduction in the Employee’s title, executive authority or reporting status; (iii) the Company’s requirement that the Employee relocate more than fifty (50) miles from Employee’s then current place of employment; (iv) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (v) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any benefit plans of the Company; provided that a Company-wide reduction or elimination of such plans shall not give rise to a “Good Reason” termination; or (vi) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement; provided that, in each case, (A) within sixty (60) days of the initial occurrence of the specified event the Employee has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason, (B) the Company has not cured the Good Reason within the (30) thirty day period and (C) the Employee resigns within ninety (90) days from the initial occurrence of the event giving rise to the Good Reason.

2.                                      Severance Benefit. If the Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, then, subject to any limitation imposed under applicable law and subject to the conditions set forth in Section 6 below, and in addition to the payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation, the Company shall continue Employee’s base salary in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions.  If the Employee’s employment is terminated by the Company without Cause or the Employee resigns for Good Reason, the Company shall also pay the Employee, on or after the expiration of the Severance Delay Period (as defined in Section 6 below), a lump sum amount equal to $35,000 (the “COBRA Amount”) that the Employee may use to procure group health plan coverage for the Employee and his or her eligible dependents or otherwise. If the Employee desires to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), it shall be the sole responsibility of the Employee (and/or other family members who are qualified beneficiaries, as described in the COBRA election notice, and who desire COBRA continuation coverage) to timely elect COBRA continuation coverage and timely make all applicable premium payments therefore. The Employee acknowledges that the COBRA Amount is taxable to the Employee and that the payment of the COBRA Amount shall only be made to the extent that the payment of the COBRA Amount would not result in any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, such laws, the “PPACA”). Should the Company be unable to pay the COBRA Amount without triggering an excise tax under the PPACA, the Company and the Employee shall use reasonable efforts to provide a benefit to the Employee which represents the economic equivalent of the COBRA Amount and which does not result in an excise tax on the Company under the PPACA, which benefit shall be paid in a lump sum.

3.                                      No Other Obligations. In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation to make any payments to Employee under this Agreement other than to provide payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee’s actions.  In addition, regardless of the reason for termination of employment, the Employee agrees, upon demand by the Company, to return promptly to the Company any compensation or other benefits paid, or targeted to be paid, to the Employee under the circumstances set forth in Section 7 below.

4.                                      Other Benefits. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement; provided, however, if severance is available under any agreement providing payments for severance to the Employee in connection with a change in control of the company, the terms of the change in control agreement shall control.

5.                                      Restrictive Covenants. Employee covenants with the Company as follows (as used in this Section 5, “Company” shall include the Company and its subsidiaries and Affiliates):

(a)              Employee shall not disclose or reveal to any unauthorized person or knowingly use for Employee’s own benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is (i) generally available in the industry or (ii) disclosed through no fault of Employee or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure).  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosure.

Employee acknowledges and agrees that the Company has provided Employee with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:

(1)IMMUNITY. — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —

(A) is made —

(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and

(ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(b)              Except with the prior written consent of the Company’s Board of Directors, during the term of employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last (the “Restricted Period”), Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with any company which is a direct competitor of the Company and any other company that conducts any business for which the Employee is uniquely qualified to serve as a member of senior management as a result of his service to the Company, which for purposes of this Agreement shall mean the following companies: KeHe Distributors, LLC, DPI Specialty Foods, Lopari Foods, C&S Wholesale Grocers, Inc., Sysco Corporation, Performance Food Group Company and US Foods Holding Corp (or any subsidiary or Affiliated entity of the foregoing companies) with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during the Restricted Period, Employee shall not solicit or otherwise act to induce any of the Company’s vendors, customers or employees to take action that might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c)               Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section 5(a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s period of employment by the Company and within one year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d)           Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e)               During the Restricted Period, upon reasonable request of the Company, the Employee shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Employee shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Employee’s other commitments and obligations. The Company shall reimburse the Employee for all expenses the Employee reasonably incurs in so cooperating.

(f)                Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Employee will inform such person, organization or entity of the restrictions contained in this Section 5. The Employee further consents to notification by the Company to Employee’s subsequent employer or other third party of Employee’s obligations under this Agreement.

(g)               The Employee recognizes that the possible restrictions on the Employee’s activities which may occur as a result of the Employee’s performance of the Employee’s obligations under Sections 5(a) and (b) of this Agreement are required for the reasonable protection of the Company and its investments, and the Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose. The Employee acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 5(a) and (b), and that in the event of a breach or threatened breach of Sections 5(a) and (b), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 5(a) and (b). The terms of this Section 5(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Employee expressly agrees that all payments and benefits due the Employee under this Agreement shall be subject to the Employee’s compliance with the provisions set forth in Sections 5(a) and (b).

(h)              Except with respect to any shorter term as expressly provided herein, this Section 5 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

6.                                   Release. All payments and benefits under this Agreement are conditioned on the Employee’s executing and not revoking a release of claims against the Company, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of the Employee’s termination or resignation (the “Severance Delay Period”). Such release shall be in the form provided in Exhibit A hereto, with such modifications as the Company may determine to be reasonably necessary in its discretion to account for legal requirements applicable to it from time to time. The Employee shall not be required to release: (i) any rights the Employee has under this Agreement; (ii) any rights that Employee has pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (iii) any rights pursuant to any incentive or compensation plans of the Company or its Affiliates, any equity plan maintained by the Company or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or its Affiliates or any equity plan maintained by the Company; (iv) any rights the Employee and his or her beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (v) any rights the Employee may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies,  under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Employee was a director or officer of the Company or any affiliated company; or (vi) any rights to make disclosures permitted under Section 5(a) above.

7.                                      Clawback/Forfeiture of Benefits.  In addition to the Company’s legal and equitable remedies (including injunctive relief), if the Company’s Board of Directors determines (in its sole discretion but acting in good faith) that (i) the Employee has violated any portions of Section 5, (ii) any of the Company’s  financial statements are required to be restated resulting from fraud attributable to the Employee, or (iii) any amount of compensation was based upon financial results later found to be materially inaccurate, then (a) the Company may recover or refuse to pay any of the compensation or benefits that may be owed to the Employee under Section 2 of this Agreement, and (b) the Company may prohibit the Employee from exercising all or any options with respect to stock of the Company, or may recover all or any portion of the gain realized by the Employee from (1) such options exercised, (2) the vesting of any equity award received from the Company or (3) the sale of any equity award received from the Company, in each case in the twelve (12) month period immediately preceding any violation of Section 5 or any restatement of financial statements, or in the periods following the date of any such violation or restatement.  In addition, the Company may pursue any remedies available pursuant to any policy of recoupment of incentive compensation that may be adopted by the Company’s Board of Directors from time to time.  Unless otherwise provided in any such policy of recoupment, the amount to be recovered shall be equal to the excess of the amount paid out (on a pre-tax basis) over the amount that would have been paid out had such financial results or performance metrics been fairly stated at the time the payout was made. The payment shall be made in such manner and on such terms and conditions as may be required by the Company.  If the Employee fails to return such compensation promptly, the Employee agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Employee by the Company, to the extent permitted by Section 409A of the Code, if applicable. The Employee acknowledges that the Company may engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 7. The provisions of this Section 7 shall be modified to the extent, and remain in effect for the period, required by applicable law, and shall be modified without consent of the Employee to become consistent with any applicable law, including, without limitation, any rules or regulations adopted implementing the clawback or recoupment requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any policy of the Company adopted by its Board of Directors relative to recoupment or clawback of compensation, whether adopted before or after the date hereof. The Company shall be entitled, at its election, to set off against the amount of any such payment any amounts otherwise owed to the Employee by the Company.

8.                                      Term.  This Agreement shall expire on the third anniversary the Effective Date, unless it is renewed by mutual agreement in writing.  If this Agreement expires without renewal prior to any termination of the Employee’s employment with the Company and prior to the Employee having given any notice of prospective termination of employment for Good Reason, then this Agreement shall be of no further effect, and no benefits shall be payable hereunder.  The expiration of the term of this Agreement shall not affect the validity of its provisions with respect to any claim for compensation that has accrued prior to the expiration date.

9.                                      Miscellaneous. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.  This Agreement has been executed and delivered in the State of Rhode Island, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.  This Agreement shall be binding upon any successor or assign of the Company.

10.                               Section 409A.

(a)              It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A (“Section 409A”) of the Code, and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Employee is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to the Employee pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death. Any payments delayed pursuant to this Section 10 (a) shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Employee’s death.

(b)              Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.

(c)               Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(d)              Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Employee participates during the Employee’s employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A-3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(e)               For the avoidance of doubt, any payment due under this Agreement within a period following the Employee’s termination of employment, death, disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(f)                This Agreement shall be interpreted in accordance with, and the Company and the Employee will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. By accepting this Agreement, the

Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Employee hereunder. Further, by the acceptance of this Agreement, the Employee acknowledges that (i) the Employee has obtained independent tax advice regarding the application of Section 409A to the payments due to the Employee hereunder, (ii) the Employee retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate the Employee for any violation of Section 409A that may occur in connection with this Agreement. The parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

(Next Page is Signature Page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

UNITED NATURAL FOODS, INC.

By:

Title:

By:

Title:

EMPLOYEE

By:

[Second] Amended and Restated Severance Agreement

EXHIBIT A

FORM OF WAIVER AND RELEASE AGREEMENT

In consideration for the benefits to be provided to me under the terms of the [Second] Amended and Restated Severance Agreement by and between United Natural Foods, Inc. (the “Company”) and me, effective         ,     , 20   (the “Agreement”), I hereby acknowledge, understand and agree under this Waiver and Release Agreement (the “Release”) to the following:

1.                                      General Release.  In consideration of the foregoing, including, without limitation, payment to me of the determined amounts under the Agreement, I unconditionally release the Company and all of its partners, affiliates, parents, predecessors, successors and assigns, and their respective officers, directors, trustees, employees, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any and all administrative claims, actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of my employment with or separation from the Company and (by way of example only) any claims for bonus, severance, or other benefits apart from the benefits set forth in the Agreement; claims for breach of contract, wrongful discharge, tort claims (e.g., infliction of emotional distress, defamation, negligence, privacy, fraud, misrepresentation); claims under federal, state and local wage and hour laws and wage payment laws; claims for reimbursements; claims for commissions; or claims under the following, in each case, as amended: 1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); 2) 42 U.S.C. § 1981 (discrimination); 3) the Equal Pay Act of 1963, 29 U.S.C. § 206(d) (1) (equal pay); 4) Executive Order 11246 (race, color, religion, sex and national origin discrimination); 5) Age Discrimination in Employment Act and Executive Order 11,141 (age discrimination); (6) the Americans with Disabilities Act of 1990 (“ADA”), 42 U.S.C. § 12101, et seq.; 7) the Family and Medical Leave Act; 8) the Immigration Reform and Control Act; 9) the Sarbanes-Oxley Act; 10) the Dodd-Frank Wall Street and Consumer Protection Act; 11) the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; 12) the Vietnam Era Veterans Readjustment Assistance Act; 13) §§ 503-504 of the Rehabilitation Act of 1973 (handicap discrimination);  and 14) [applicable state employment laws] and  all other state, federal, or local laws, statutes, regulations, common laws or claims at equity, relating to conduct or events occurring prior to the date of this Release.

2.                                      General Release Exclusions.  This Release shall not extend to or include the following: (a) any rights or obligations under applicable law which cannot be waived or released pursuant to an agreement, such as the right to file a charge with or participate in an investigation by a government agency such as the Equal Employment Opportunity Commission (although I waive any right to monetary recovery should any agency pursue any claims on my behalf, except that I may receive money properly awarded by the U.S. Securities and Exchange Commission as a securities whistleblower incentive); (b) any rights or claims that arise after the date of this Release; (c)  any rights I have under this Agreement; (d) any rights I have pursuant to any plan, program or agreement subject to the Employee Retirement Security Act of 1974, as amended (“ERISA”); (e) any rights pursuant to any incentive or compensation plans of the Company or its affiliates, any equity plan maintained by the Company or any rights pursuant to any award agreements issued pursuant to any incentive or compensation plan of the Company or any equity plan maintained by the Company; (f) any rights I or my beneficiaries may have to continued medical coverage under the continuation coverage provisions of the Code, ERISA or applicable state law; (v) any rights I may have to indemnification under state or other law or the Certificate of Incorporation or by-laws of the Company and its affiliated companies,  under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director or officer of the Company or any affiliated company; or (vi) any rights to make disclosures permitted under Section 5(a) of the Agreement. I represent and warrant that, as of the Effective Date (as defined below) of this Release, I have not assigned or transferred any claims of any nature that I would otherwise have against the Company, its successors or assigns.  I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

3.                                      Intent of Release; Covenant Not to Sue.  I intend this Release to be binding on my successors, and I specifically agree not to file or continue any claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to my employment with or my termination of employment from the Company and/or any other occurrences to the date of this Release, other than a claim challenging the validity of this Release under the ADEA.

4.                                      Whistleblowing.  I agree that (i) no one interfered with my ability to report within the Company possible violations of any law, and (ii) it was the Company’s policy throughout my period of employment to encourage such reporting.

5.                                      Acknowledgments.  I further acknowledge and agree that:

(A)  My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(B)  I understand the terms of this Release;

(C)  The consideration offered by the Company under the Agreement in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not agreed to sign this Release and do not sign this Release;

(D) The Company is hereby advising me in writing to consult with an attorney prior to executing this Release;

(E) The Company is giving me a period of twenty-one (21) days within which to consider this Release;

(F) Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective;

(G) This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable.

This Section does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 3 does not apply to claims under the ADEA that challenge the validity of this Release.

To revoke this Release, I must send a written statement of revocation to:

United Natural Foods, Inc.

313 Iron Horse Way

Providence, Rhode Island 02908

Attn: General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “Effective Date” of this Release.

I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Company, as presently in effect, including, but not limited to, my post-employment obligations set forth in the Agreement.

BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE AND I VOLUNTARILY AGREE TO ITS TERMS.

SIGNED this         day of         , 20   .